Exhibit 10.15

Petaluma Headquarters
1035 N. McDowell Blvd.
Petaluma, CA 94954
Phone: 707-766-3000
Fax: 707-283-3100
December 18, 2013

William Atkins
3600 Macomb St., NW
Washington, DC 20016-3164

Dear William:

On behalf of Calix, Inc. (the "Company"), I am pleased to offer you this employment agreement for the full time position of Executive Vice President (EVP) and Chief Financial Officer (CFO), of the Company, contingent on approval of the terms of this offer by the Compensation Committee of the Calix Board of Directors.
The terms of your position with the Company are as set forth below:
1.Position.
(a)    You will become the EVP, CFO of the Company, initially working out of the Company's headquarters office in Petaluma, California. You will report directly to Carl Russo, President and Chief Executive Officer of the Company.
(b)    You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that:
(1)    you will devote all of your business time and attention to the business of the Company,
(2)    the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice,
(3)    you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company's Board of Directors, and
(4)    you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company.

Notwithstanding the foregoing, however, you shall be permitted to continue to serve on the boards of directors of the companies set forth on Attachment A hereto; provided, however, that you will devote only such time to those companies as is required to properly discharge your fiduciary duties thereto and you shall, as situations allow, make a good faith effort to resign from such boards as soon as practicable. Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, from owning no more than 1% of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange, or from investing in the two private companies listed on Attachment A1.
2.    Effective Date. Subject to fulfillment of any conditions imposed by this letter agreement, the terms of this agreement shall commence February 5, 2014.
3.    Proof of Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States, once obtained. Such documentation must be provided to us within three business days of your receipt, or our relationship with you may be terminated. Until such time as your work permit is approved, you will perform your services as CFO to the Company through your personal service company, Arbor LLC.
4.    Compensation. You will receive a base salary of $11,538.46 every two weeks, which equates to $300,000.00 annually, on the Company's regular payroll dates and subject to applicable tax withholding. In addition, you will be eligible to receive a 2014 bonus targeted at 50% of your annualized base salary based on meeting objectives and funding approved by the Compensation Committee.
5.    Signing Bonus. In addition, you will be paid a one-time lump sum sign-on bonus of $20,000, subject to applicable tax withholding, on the first pay period following your date of hire. This sign-on bonus is contingent on you signing and returning the enclosed Sign-On Bonus Repayment Agreement.
6.    Change in Control and Severance Plan. You will be eligible to participate in the Calix, Inc. Executive Change in Control and Severance Plan (“CIC Plan”) as a “Senior Executive” (as defined in the CIC Plan). A copy of the CIC Plan is attached as Attachment B.
7.    Stock Option Grant. In connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you an option to purchase 300,000 shares of the Company's Common Stock ("Shares") with an exercise price equal to the fair market value on the date of the grant, as determined by the Board of Directors. This option will vest during the period that you remain continuously employed by the Company at the rate of 25% of the Shares on the one year anniversary of the Effective Date, with the remainder of the Shares vesting monthly thereafter in equal installments over the next 36 months.
8.    Option Terms. To the maximum extent allowed by law, the options will be subject to the terms of the Company's 2010 Stock Plan and the Stock Option Agreements between you and the Company.

9.    Benefits.
(a)    Insurance Benefits. The Company will provide you with the opportunity to participate in the standard benefits plans currently available to other executive-level employees of the Company, subject to any eligibility requirements imposed by such plans.
(b)    Vacation; Sick Leave. You will be entitled to such number of paid vacation days per year equivalent to that provided to other executive-level employees of the Company. Vacation accrues ratably per pay period and may not be taken before it is accrued.
(c)    Business Expenses. The Company shall reimburse you, following submission of appropriate documentation, for the reasonable travel, entertainment, cellular telephone and other business expenses incurred in connection with your duties to the Company, other than any expenses related to travel on personal or private aircraft, subject to the Company's expenditure and reimbursement guidelines.
(d)    Work Permits.    The Company will provide assistance in procuring the necessary work permits for you and any dependents accompanying you, and will bear the cost of any immigration counsel necessary in connection therewith. The Company will assist in the procurement of your permanent residence.
10.    Relocation.    The Company will pay for reasonable costs associated with household goods relocation for you and your, shipment of personal vehicles, and temporary storage for up to one year, up to a maximum budget of $45,000. Your Company sponsored move will be coordinated through Crown Relocation in accordance with the above limits and the Calix approved relocation policy.
11.    Temporary Housing.        The Company will also pay the cost of relocation travel from Washington DC to San Francisco CA. In addition the Company will pay rent, utilities, and lease related charges for temporary housing in San Francisco, CA for up to 12 months, subject to a cap of $8,500 per month.
12.    Confidential Information and Invention Assignment Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon your continued adherence to the terms and conditions of the Company's Confidential Information and Invention Assignment Agreement. A copy of your signed agreement is enclosed as Attachment B.
13.    No Conflicts. You understand and agree that by accepting this offer of employment, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company's policies. You will not use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other third party with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. We also expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.
14.     At-Will Employment. Your employment with the Company is on an "at will" basis, meaning that either you or the Company may terminate your employment at any time, with or without cause or advance notice, without further obligation or liability other than as expressly set forth in this letter. The Company also reserves the right to modify or amend the terms of your employment at any time at its sole discretion with reasonable advance notice, subject to the provisions of this letter. This policy of at-will employment is the entire agreement as to the duration of your employment and may only be modified in an express written agreement signed by an appropriate officer of the Company.
15.    Equal Opportunity/Affirmative Action. As an employee, you will be expected to adhere to the Company's standards of professionalism, loyalty, integrity, honesty, reliability and respect for all. The Company is an equal opportunity and affirmative action employer that does not permit, and will not tolerate, the unlawful discrimination or harassment of any employees, consultants, or third parties on the basis of sex, race, color, religion, age, national origin or ancestry, marital status, veteran status, mental or physical disability or medical condition, sexual orientation, pregnancy, childbirth or related medical condition, or any other status protected by law. Any questions regarding these policies should be directed to Human Resources.
16.    Disability Accommodation. Calix does not discriminate against disabled applicants who are otherwise qualified and able to perform the essential functions of a particular position. If you are an individual with a disability and require reasonable accommodation in order to perform the essential functions of your position, please contact Mimi Gigoux, SVP, Talent and Culture. If the accommodation can be accomplished without creating an undue hardship, Calix will be happy to cooperate in making this accommodation.
We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

Very truly yours, CALIX, INC.		ACCEPTED AND AGREED:
By:	/s/ Mimi Gigoux	/s/ William Atkins
	Mimi Gigoux	William Atkins
Title: SVP, Talent & Culture		Date:	December 21, 2013

Attachment A:    List of Board Commitments
Attachment A1: List of Private Investments
Attachment B:    Confidential Information and Invention Assignment Agreement